EXHIBIT 3.1

AMENDED AND RESTATED

MEMBER CONTROL AGREEMENT

OF

TWIN CITIES POWER HOLDINGS, LLC

THIS AMENDED AND RESTATED MEMBER CONTROL AGREEMENT (this “Agreement”) dated as of the 18th day of July, 2012 and effective July 1, 2012, is by and among Twin Cities Power Holdings, LLC, a Minnesota limited liability company (the “Company”), and the persons listed on Exhibit A hereto who are all of the current Members of the Company. Capitalized terms not otherwise defined herein shall have the meanings set forth in Exhibit B hereof, which definitions are fully incorporated herein by reference.

RECITALS

A.	Pursuant to that certain Agreement and Plan of Reorganization, dated November 14, 2011, Timothy Krieger, Michael J. Tufte and DBJ 2001 Holdings, LLC (the “Original Members”) contributed their respective ownership interests in each of Twin Cities Power, LLC (“TCP”), Cygnus Partners, LLC and Twin Cities Energy, LLC (the “Primary Operating Companies”) to the Company in exchange for Membership Interests in the Company in order to consolidate the management of such companies under one holding company.

B.	The Original Members and the Company entered into a Member Control Agreement, dated November 14, 2011 (the “Original Agreement”).

C.	Pursuant to that certain Membership Unit Purchase Agreement, dated December 31, 2011, as amended, Michael J. Tufte’s Financial Rights were redeemed, effective January 1, 2012, and his Governance Rights were acquired by the Company upon FERC approval, effective April 30, 2012.

D.	Pursuant to that certain Membership Unit Purchase Agreement, dated effective as of January 31st, 2012, as amended (the “TCP Unit Purchase Agreement”), by and between TCP and John O. Hanson (“Hanson”), TCP issued to Hanson certain financial rights to 496 units of TCP (the “Hanson TCP Units”) within the meaning set forth in the TCP Unit Purchase Agreement, in exchange for Hanson's payment of the Purchase Price of $2,745,000.00.

E.	Pursuant to that certain Assignment of Membership Unit Purchase Agreement, entered into on July 18, 2012 and effective July 1, 2012, among the Company, TCP and Hanson, Hanson assigned the Hanson TCP Units to TCP and the Company issued to Hanson certain Financial Rights to 496 Units (the “Hanson Financial Units”).

F.	Accordingly, the Company and the Members desire to Amend and Restate the Original Agreement to reflect the foregoing transactions and to set forth the rights associated with the Hanson Financial Units, which the Company also refers to as Preferred Units.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual promises hereinafter contained, the Members and the Company do hereby agree as follows:

ARTICLE I. Purpose

1.01. Purpose. The purpose and character of the business of the Company shall be to develop, own, operate and manage the businesses of the Operating Companies and such additional direct and indirect subsidiaries of the Company as may be organized in the future in the areas of energy trading and energy futures trading and activities incidental thereto (the “Business”), and any such other lawful business, purpose, or activity permitted under the Act.

ARTICLE II. CAPITAL

2.01. Capital Contributions. Contemporaneously with the execution and delivery of the Original Agreement, and pursuant to the Reorganization Agreement, the Original Members contributed their respective membership interests in the Primary Operating Companies to the Company in exchange for Membership Interests in the Company. The Members and the Company acknowledge that, effective April 1, 2012, Hanson contributed $2,745,000.00 to the Capital of the Company in exchange for the Hanson Financial Units, and the Capital Account of Hanson was credited with said Capital Contribution pursuant to Section 2.06 and Treasury Regulation Section 1.704-1(b)(2)(iv).

2.02 Allocation for Income Tax Purposes. The Members understand that for income tax purposes, the Company’s adjusted basis for the interest in the Property contributed to the capital of the Company pursuant to Sections 2.01 and 2.06 hereof may differ from the value at which the interest was accepted by the Company at the time of its contribution. Nevertheless, the Members intend that allocations shall be governed by Section 704(b) of the Code, to the extent permitted by Section 704(c) of the Code and the regulations thereunder as hereinafter set forth in Section 2.08 hereof.

2.03 No Interest on Capital Contribution. Other than the Hanson Guaranteed Payments (as hereinafter defined), no interest or guaranteed payment shall be paid on the capital contributions of the Members and assignees of Financial Rights or upon any undrawn profits of any Member or assignee of Financial Rights which are credited to his, her, or its Capital Account.

2.04 Withdrawal of Capital Contributions. A Member or an assignee of Financial Rights shall not be entitled to withdraw any part of his, her, or its capital contribution, to receive repayment of his, her, or its capital contribution, or to receive any distribution from the Company except as specifically provided herein.

2.05 Additional Capital Contributions. No Member shall at any time have any obligation to make any cash capital contributions to the Company and those provided for in a Contribution Agreement; provided however, the Members may agree to contribute additional capital to the Company, subject to requirements and restrictions contained in the Act.

2.06 Capital Accounts.

(a) A separate Capital Account shall be established and maintained on the books and records of the Company for each Member and assignee of Financial Rights in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv). For example, by way of illustration rather than limitation, the Capital Account of each Member and assignee of Financial Rights shall be credited (increased) with the amount of such Member’s or assignee’s capital contributions to the Company (which shall include the money and the fair market value of any property, net of any liabilities to which such property is subject, contributed to the capital of the Company); increased, from time to time, by each Member’s or assignee’s share of net income, including any income exempt from federal income tax, as allocated to such Member or assignee; and decreased by any distributions of cash and the fair market value of any property distributed to such Member or assignee (net of any liabilities secured by such property), and by each Member’s or assignee’s share of net loss as allocated to such Member or assignee. The amount of expenditures of the Company which are neither deductible nor properly chargeable to the Capital Accounts of the Members and assignees of Financial Rights under Code Section 705(a)(2)(B) or which are treated as such expenditures under Treasury Regulation Section 1.704-1(b)(2)(iv)(b) shall reduce the Capital Accounts and shall be allocated among the Members or assignees of Financial Rights pro rata in accordance with their Percentage Interests in the Company.

(b) Any Member, including any substitute Member, or assignee of Financial Rights, who shall receive a Membership Interest or Financial Rights in the Company or whose Membership Interest or Financial Rights shall be increased by means of the transfer to him, her, or it of a Membership Interest or Financial Rights of another Member or assignee of Financial Rights shall have a Capital Account that has been appropriately adjusted to reflect such transfer, in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(l), initially equal to the Capital Account with respect to the Membership Interest or Financial Rights of the Member or assignee from whom such Membership Interest or Financial Rights is/are acquired.

(c) In addition, the Capital Accounts shall be adjusted in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g) for allocations to the Capital Accounts of the Members and assignees of Financial Rights of depreciation, amortization, and gain and loss (including from the sale of the assets of the Company) as computed for book, not tax purposes, with respect to the assets of the Company.

(d) In the event that property (other than cash) is contributed to the capital of the Company by a Member or assignee of Financial Rights, the computation of Capital Accounts shall be adjusted as follows:

(1) the contributing Member’s or assignee’s Capital Account shall be increased as required by Treasury Regulation Section 1.704-1(b)(2)(iv)(d) by the fair market value of the property contributed to the Company by such Member or assignee (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Code Section 752); and

(2) the adjustments required by Treasury Regulation Sections 1.704-1(b)(2)(iv)(f) and (g) and 1.704-1(b)(4)(i), shall be made to such Member’s or assignee’s Capital Account.

(e) In the event that property (other than cash) is distributed by the Company to a Member or assignee of Financial Rights, the following special rules shall apply:

(1) the Capital Accounts of the Members and assignees shall be adjusted as provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(e) to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property (that has not already been reflected in the Members’ and assignee’s Capital Accounts) would be allocated to such Members and assignees as if there were a taxable disposition of such property for its fair market value on the date of distribution; and

(2) the Capital Account of the Member or assignee who is receiving the distribution of property from the Company shall be charged with the fair market value of the property at the time of distribution (net of liabilities secured by such distributed property that such Member or assignee is considered to assume or take subject to under Code Section 752).

2.07. Loans to the Company. The Members, including the Governors and Managers who are also Members, may make loans to the Company from time to time, as authorized by the Board of Governors, and no such loan shall be treated as a contribution to the capital of the Company for any purposes hereunder, nor entitle such Member to any increase in his, her, or its share of the net income and loss of the Company and/or any cash distributions from the Company. The Company shall be obligated to such Member for the amount of any such loans together with interest at such rate as such Member and the Board shall reasonably agree. Except as otherwise agreed by the Member(s) making such loan(s) to the Company, the principal and interest on any loans to the Company pursuant to this Section shall be repaid before any cash distributions are made to the Members and assignees of Financial Rights. No Member, including any Governor or Manager, shall have any obligation to make any such loan or to otherwise advance funds to the Company.

2.08. Nonrecourse Loans. Except as may be specifically set forth in a credit agreement approved by the Board, a creditor who makes a nonrecourse loan to the Company shall not have or acquire, at any time as a result of making the loan, any direct or indirect interest in the profits, capital, or property of the Company other than as a creditor.

2.09. Additional Members. Additional Members may be admitted to the Company as set forth in Section 8.02 and in accordance with FERC requirements, if applicable. In connection with the admission of a new Member, the Board shall restate the value of all old contributions to the capital of the Company in accordance with the requirements of Section 322B.41 of the Act. Nothing in this Section 2.09 shall be construed to limit the effect of Article V with respect to the Assignment of Membership Interests and/or Financial Rights.

2.10. Repurchase of the Hanson Financial Units. (a) The Company shall have the right to redeem the Hanson Financial Units from Hanson at any time, subject to the consent of Bremer Bank as a secured party and not in any other capacity, by payment of $2,745,000.00 (the “Redemption Price”). The Redemption Price shall be paid pursuant to a loan agreement (“New Loan Agreement”) between the Company as borrower and Hanson as lender having the same terms and conditions as in those certain loan agreements, dated respectively August 31, 2006, and June 26, 2008 (“Old Loan Agreements”) between the Company and Hanson.

(b) Provided, however, that if the redemption of the Hanson Financial Units by the Company does not occur on or before December 31, 2013, Timothy S. Krieger, as Guarantor of the payment to Hanson of $2,745,000.00 in his personal capacity pursuant to that certain Personal Guaranty, dated March 28, 2012, shall purchase the Hanson Financial Units from Hanson for a purchase price of $2,745,000.00.

ARTICLE III. ACCOUNTING, RECORDS AND REPORTS

3.01. Fiscal Year. The Company’s fiscal year for financial reporting and for federal income tax purposes shall be the calendar year.

3.02. Records and Accounting. At all times during the existence of the Company, the Board of Governors or Managers acting under the direction of the Board shall keep or cause to be kept books and records of accounts utilizing the method of accounting selected by the Board which shall be adequate and appropriate for the Company’s business, and in which each transaction of the Company shall be entered fully and accurately. Such books of account shall include such separate and additional accounts for each Member and assignee of Financial Rights as shall be necessary to reflect accurately the rights and interests of the respective Members and assignees and shall specifically reflect the name, address and Percentage Interest held by each Member and assignee of Financial Rights for the purpose of determining recipients of cash distributions, reports and notices. All such books and records shall be maintained at the principal place of business of the Company.

3.03. Bank Accounts. The Board of Governors or Managers acting under the direction of the Board shall maintain one or more bank accounts in the name of the Company and all monies of the Company received by the Company shall be deposited in said bank account(s) and may be withdrawn by check signed by any one of the Managers.

3.04. Right of Inspection; Lists of Members. One copy of the books of account described in Section 3.02 hereof, together with a copy of this Agreement and other relevant agreements and any amendments thereto, and one copy of every document relating to the ownership of, and condition of title to, Company properties shall at all times be maintained at the principal place of business of the Company, and each Member and assignee of Financial Rights or his, her, or its duly authorized representatives shall have access to and the right to inspect and copy them during normal business hours.

3.05. Reports to Members.

(a) Annual Reports. The Board of Governors shall send or cause to be sent to each Member and assignee of Financial Rights within seventy-five (75) days after the close of each fiscal year (or as soon thereafter as practicable), audited financial statements containing a cash flow statement, an operating statement reflecting income and disbursements and a balance sheet; provided, that this obligation shall be deemed satisfied in the event the Company timely files an Annual Report on Form 10-K with the Securities and Exchange Commission (the “SEC”).

(b) Quarterly Reports. The Board of Governors shall send or cause to be sent to each Member and assignee of Financial Rights within forty-five (45) days after the end of each quarter (except the 4th quarter which shall be included in the annual statements provided in Section 3.05(a) above) a report containing the unaudited information set forth in Section 3.05(a) above; provided, that this obligation shall be deemed satisfied in the event the Company timely files Quarterly Reports on Form 10-Q with the SEC.

3.06. Accounting Decisions. The Members acknowledge that the Company will be treated as a “partnership” for tax purposes. All decisions as to accounting matters, including but not limited to the determination of net profits and net losses of the Company, except as specifically provided to the contrary herein, shall be made by the Board of Governors and all such decisions shall be binding upon all Members and assignees of Financial Rights. The Chief Manager and the Board of Governors may rely upon the advice of the Company Accountants in making such decisions.

3.07. Tax Returns. The Board of Governors shall prepare or cause to be prepared and shall file on or before the due date (or any extension thereof) any federal, state, or local tax returns required to be filed by the Company. The Board of Governors shall cause the Company to pay any taxes payable by the Company. The Board of Governors shall also furnish or cause to be furnished to each Member and assignee of Financial Rights within ninety (90) days after the end of each fiscal year adequate information concerning such Member’s or assignee’s share of the Company’s income, gains, losses, deductions, and credits for use in the preparation of such Member’s or assignee’s tax returns for such fiscal year.

3.08. Section 754 Election. Upon receipt of the written request of a Member, the successor in interest of a Member, or of the executors, administrators, or other legal representatives of a Member either deceased or under legal disability, the Board of Governors may, in its sole discretion, file on behalf of the Company an election under Section 754 of the Code permitting an adjustment to basis of the Company’s property under Sections 734 and 743 of the Code. Nothing herein shall require the Board of Governors to make an election under Section 754 of the Code.

3.09. Designation of Tax Matters Partner. The Chief Manager is hereby designated as the Company’s “Tax Matters Partner,” as defined in Section 6231(a)(7) of the Code, and in such capacity is hereby authorized and empowered to act for and represent the Company and each Member and assignee of Financial Rights before the Internal Revenue Service in any audit or examination of any tax return of the Company and before any court selected by the Tax Matters Partner for judicial review of any adjustment assessed by the Internal Revenue Service. Each of the Members by execution of this Agreement consents and agrees to become bound by all actions of the Tax Matters Partner as “tax matters partner,” including any contest, settlement, or other action or position which he deems proper under the circumstances. The legal, accounting, and related costs incurred by such person in such person’s capacity as Tax Matters Partner in his capacity as shall be borne by the Company.

ARTICLE IV. ALLOCATIONS AND DISTRIBUTIONS; GUARANTEED PAYMENTS

4.01. Distributions.

(a) Tax Distributions. The Board of Governors shall make quarterly (within 30 days of the end of each fiscal quarter) distributions of the cash to the Members and assignees of Financial Rights based upon their respective Percentage Interests in the amount necessary to permit the Member or assignee who is in the highest income tax bracket to pay all state and federal taxes on the net income of the Company allocated to such Member or assignee, all in accordance with the instructions of the Company Accountants.

(b) Operating Distributions. The Cash of The Company Available For Distribution shall be distributed at such times as the Board of Governors in its sole discretion may deem appropriate, to all Members and assignees of Financial Rights, in proportion to their respective Percentage Interests on the date of distribution, to the extent that the Company may lawfully do so under applicable law and to the extent not inconsistent with any loan or other agreement to which the Company may be bound.

(c) Liquidating Distributions. Notwithstanding the foregoing, liquidating distributions upon dissolution and termination of the Company shall be made in accordance with Section 6.02 hereof.

(d) Hanson Preferred Units. Notwithstanding anything to the contrary in subsections (a) and (b) above, Hanson shall not be entitled to any distributions other than the Hanson Guaranteed Payments.

4.02. Allocation of Income and Loss for Each Fiscal Year.

(a) Allocations for Book Purposes. The income or loss of the Company for each fiscal year, including each class or item of income, gain, loss, deduction, and credit required to be stated separately by Section 702(a) of the Code, shall be allocated among the Members and assignees of Financial Rights pro rata in accordance with their respective Percentage Interests as reflected on the Company’s books and records.

(b) Income Tax Allocations. In light of the requirements of Section 4.06(a) hereof, to the extent that items of the Company’s income, gain, loss, or deduction (including depreciation, depletion, amortization, and cost recovery) recognized for Federal income tax purposes are different than the corresponding items as computed for purposes of maintaining Capital Accounts, said differences shall be allocated among the Members and assignees of Financial Rights in a manner that is consistent with the principles of Section 704(c) of the Code, the Treasury Regulations issued thereunder and Treasury Regulation Section 1.704-1(b)(4)(i).

(c) Hanson Preferred Units. Notwithstanding anything to the contrary in this Article IV, including specifically subsections (a) and (b) of this Section 4.02, Hanson shall not be allocated income or loss (or items thereof) in respect of the Hanson Preferred Units.

4.03. Allocation Between Assignor and Assignee. In the case of the Assignment by a Member or an assignee of Financial Rights of part or all of his, her, or its Membership Interest or Financial Rights during any fiscal year, the taxable income or loss allocable to such Membership Interest or Financial Rights in respect to such fiscal year shall be allocated between the assignor and the assignee in proportion to the number of months during such fiscal year that each was the holder of such Membership Interest or Financial Rights, determined by reference to the date the Assignment thereof became effective pursuant to Section 5.09 hereof.

4.04. Minimum Gain Chargeback.

(a) If there is a net decrease in the Company’s minimum gain (as defined in Treasury Regulations Section 1.704-2(b)(2)) for any fiscal year, each Member and assignee of Financial Rights shall be allocated items of income and gain for the fiscal year (and, if necessary, subsequent years) in accordance with Treasury Regulation Section 1.704-2(f) and its requirements for a “minimum gain chargeback.”

(b) If there is a net decrease in the minimum gain attributable to a “partner nonrecourse debt” (as described in Treasury Regulation Section 1.704-2(i)(4)) of the Company during a fiscal year, then each Member and assignee of Financial Rights with a share of minimum gain attributable to a “partner nonrecourse debt” at the beginning of such taxable year shall be allocated income or gain for the fiscal year (and, if necessary, subsequent years) in accordance with Treasury Regulation Section 1.704-2(i) and its requirements. The allocation required by this Section 4.04(b) shall be made after the allocation required by Section 4.04(a), but prior to any other allocation for the year.

4.05. Qualified Income Offset. Notwithstanding any provision of this Article IV to the contrary, if any Member or assignee of Financial Rights unexpectedly receives any adjustments, allocations, or distributions described in Sections (4), (5), or (6) of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) that results in a deficit balance in such Member’s or assignee’s Capital Account, or increases a deficit balance (to the extent that such deficit or increase in deficit is in excess of the sum of the amount, if any, that the Member or assignee is obligated to restore and the amount of the Member’s or assignee’s share of minimum gain), such Member or assignee will be allocated corresponding items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year) in an amount and manner sufficient to eliminate such deficit or such increase in deficit in such Member’s or assignee’s Capital Account as quickly as possible. This Section 4.05 is intended to constitute a “qualified income offset” within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(d).

4.06. Mandatory Allocations. Notwithstanding any of the foregoing provisions of this Article IV to the contrary:

(a) if Company property is reflected in the books and records of the Company used to maintain Capital Accounts at a book value that differs from the adjusted tax basis of such property, allocations of income, gain, loss, and deductions (including depreciation, depletion, amortization, and cost recovery) with respect to such property for purposes of adjusting Capital Accounts shall be computed in accordance with the property’s basis for book purposes in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(d), (f) and (g); provided, however, for federal income tax purposes, those items shall be allocated among the Members and assignees of Financial Rights in a manner which takes such difference into account in accordance with the principles of Section 704(c) of the Code, the Treasury Regulations issued thereunder and Treasury Regulation Section 1.704-1(b)(4)(i) as provided in Section 4.01(b) hereof; and

(b) all deductions of the Company which are attributable to any nonrecourse debt of the Company for which any Member or assignee of Financial Rights bears the economic risk of loss (for example, (i) any loan to the Company which is guaranteed by a Member or assignee of Financial Rights, or (ii) any loan made to the Company by a Member or assignee of Financial Rights (or which are treated as such by Treasury Regulations, such as Treasury Regulation Section 1.752-3)) shall be allocated solely to such Member or assignee if so required by Treasury Regulation Section 1.704-2(i).

4.07. Effect of Allocations. It is the express intention of the Members that all allocations of income, gain, loss, deduction, and credit shall be treated as having substantial economic effect under Section 704(b) of the Code and that each Member’s and assignee’s share of Company items shall be determined and allocated in accordance with this Article IV to the fullest extent permitted by Section 704(b) of the Code. Therefore, if the Company is advised that the allocations in this Article IV are unlikely to be respected for federal income tax purposes, the Board of Governors is hereby granted the power to amend the allocation provisions of this Agreement to the minimum extent necessary to effect the plan of allocations and distributions provided in this Agreement.

4.08. Hanson Guaranteed Payments. The Company shall make or has made guaranteed monthly payments to Hanson according to the following schedule:

(a) $25,000.00 on or before February 1, 2012, which Hanson has directed be paid to Bremer Bank;

(b) $25,000.00 on or before March 1, 2012, which Hanson has directed be paid to Bremer Bank;

(c) $25,000.00 on or before April 1, 2012, which Hanson has directed be paid to Bremer Bank; and

(d) Commencing on May 1, 2012, and continuing on the first day of each month thereafter, the Company shall pay (a) $5,000.00 per month to Hanson, and (b) $40,000.00 per month, which Hanson has directed to be paid to Bremer Bank.

(e) Collectively, the guaranteed monthly payments set forth in this Section 4.08 are referred to as the “Hanson Guaranteed Payments,” which shall be treated as guaranteed payments within the meaning of Internal Revenue Code Section 707(c), includable in Hanson’s gross income and deductible by the Company as set forth therein.

ARTICLE V. ASSIGNMENT OF MEMBERSHIP INTERESTS

5.01. Assignments. Members may make an Assignment of all or any part of their Membership Interests and/or Financial Rights only in accordance with the provisions of this Article V, the terms of that certain Buy-Sell Agreement by and among the Company and its Members, as amended, restated or modified (the “Buy-Sell Agreement”), the terms of which are incorporated herein by reference and FERC requirements, if applicable. Similarly, assignees of Financial Rights may make an Assignment of all or any part of their Financial Rights only in accordance with the provisions of this Article V and the terms of the Buy-Sell Agreement. No purported Assignment of a Membership Interest or Financial Rights in violation of this Article V or the Buy-Sell Agreement shall be valid or effective, and the Company may refuse to recognize any such purported Assignment for any purpose. No purported Assignment of a Member’s Governance Rights shall be effective unless it is made in connection with an Assignment of the Member’s Financial Rights to the same person and the assignee is either already a Member or is admitted as a substitute Member pursuant to Section 5.02 hereof. An Assignment of all or any part of a Member’s or assignee’s Financial Rights and/or Governance Rights shall not dissolve the Company.

5.02. Effect of Assignment of Membership Interest. A purported Assignment shall not be effective and the purported assignee shall acquire no Financial Rights or Governance Rights unless such Assignment is made in compliance with this Agreement and with the Buy-Sell Agreement. Notwithstanding any provision of this Agreement to the contrary, the Company shall be entitled to treat the assignor of a Membership Interest or Financial Rights as the absolute owner thereof and shall incur no liability by reason of distributions of cash or other property made in good faith to such assignor prior to the effective date the assignee becomes a Member under Section 5.03 hereof.

5.03. Substitution of Members. An assignee of a Membership Interest or Financial Rights shall have the right to be substituted as a Member and to thereby obtain all of the rights of a Member if and only if:

(a) the assignor of such Membership Interest or Financial Rights shall have complied with the terms of the Buy-Sell Agreement;

(b) the assignee executes, acknowledges, and delivers to the Board of Governors an instrument in form and substance satisfactory to the Board accepting and adopting the terms, provisions, appointments, and agreements set forth in this Agreement and in the Buy/Sell Agreement;

(c) if applicable, the assignee delivers to the Board of Governors a written notice, executed and acknowledged by him, her, or it and by his, her, or its Seller, requesting that he, she, or it be substituted as a Member;

(d) the Board of Governors consents in writing to such substitution, which consent may be granted or withheld in the Board’s sole discretion;

(e) the Seller and assignee execute, acknowledge, and deliver to the Board of Governors instruments of assignment in form and substance satisfactory to the Board and legal counsel for the Company;

(f) the assignor provides the Company, at the Seller’s expense, with an opinion of counsel, satisfactory in form and substance to the Board and to legal counsel for the Company, to the effect that such Assignment will not result in the termination of the Company within the meaning of Section 708(b) of the Code or in a change in its tax status as a partnership under the Code or other applicable law; and

(g) the assignor provides the Board of Governors with such assurances as it may deem appropriate, including, at the assignor’s expense, an opinion of counsel satisfactory in form and substance to the Board and to legal counsel for the Company, to the effect that such Assignment complies with any applicable state and federal securities laws and regulations.

ARTICLE VI. DISSOLUTION AND LIQUIDATION

6.01. Dissolution. The Company shall be dissolved upon the occurrence of any of the events specified in Section 322B.80, subdivision 1, clauses (1) - (4) and (6) of the Act unless the dissolution is revoked pursuant to Section 322B.823 of the Act or is discontinued under Section 322B.85 of the Act. The Company shall not be dissolved upon the occurrence of any event that terminates the continued membership of a Member of the Company, including any of the events listed in Section 322B.306, subdivision 1 of the Act. If the Company is dissolved and (a) the dissolution is not revoked or discontinued as provided in the Act and/or this Agreement, and (b) its business is being liquidated in accordance with Section 322B.873, subdivision 1, of the Act, the Company shall cease to carry on its business except to the extent necessary for the winding up of the business of the Company. The Company shall thereafter be wound up and terminated as provided by the Act.

6.02. Liquidation. Upon the dissolution of the Company, if the dissolution is not revoked or discontinued as provided in the Act and/or this Agreement, the Board of Governors or the Managers acting under the direction of the Board shall reduce the assets of the Company to cash. The Members and assignees of the Financial Rights shall continue to share net income or losses during liquidation in accordance with Section 4.01 hereof. Proceeds shall, except as provided in Section 6.03 hereof, be applied in the following order of priority after taking into account all adjustments to the Capital Accounts for the Company’s taxable year during which such liquidation occurs, unless a court of appropriate jurisdiction should rule otherwise:

(a) to the payment of liabilities and obligations of the Company (including liabilities and other obligations to the Members and assignees of Financial Rights and the expenses of liquidation), in accordance with priorities;

(b) to the establishment of such reserves as the Board of Governors or the Managers acting under the direction of the Board may reasonably deem necessary for any contingent liabilities and obligations of the Company for such period as the Board of Governors or the Managers acting under the direction of the Board shall deem advisable for the purpose of disbursing such reserves in payment of such liabilities or obligations and, at the expiration of such period, the balance of such reserves, if any, shall be distributed as hereinafter provided;

(c) to the Members and assignees of Financial Rights in proportion to, and to the extent of, the positive (credit) balances in their Capital Accounts (less any damages and/or offsets due the Company from such Members); and

(d) the balance of such proceeds, if any, shall be distributed to the Members and assignees of Financial Rights pro rata in accordance with their respective Percentage Interests (less any damages and/or offsets due the Company from such Members).

6.03. Distribution in Kind. A Member or assignee of Financial Rights shall not be entitled to demand and receive any distribution from the Company in any form other than cash. However, if in the opinion of the Board of Governors, it does not appear to be in the best interest of the Members and assignees of Financial Rights that certain Company assets be converted into cash, and if an equitable pro rata distribution can be made, Company assets may be distributed in kind.

6.04. Distribution in Event of Dissolution. No Member or assignee of Financial Rights shall be entitled to any distribution in dissolution of the Company until all liabilities owed by such Member or assignee to the Company have been paid and until any unpaid contributions to the capital of the Company owing by such Member or assignee have been made. The Company shall have the right to offset against the amount otherwise payable to a Member or assignee of Financial Rights under Section 6.02 hereof any amount owed to the Company by that Member or assignee and the amount of any damages suffered by the Company as a result of that Member’s or assignee’s breach of any provision of this Agreement.

ARTICLE VII. AMENDMENTS

7.01. Methods of Proposal. Amendments to this Agreement may be proposed by the Board of Governors or by any Member or Members owning in the aggregate at least fifteen percent (15%) of the Membership Interests in the Company. The Board of Governors or Managers acting under the direction of the Board shall submit any such proposals within a reasonable time to the Members in the manner provided in Section 8.01 hereof.

7.02. Method of Adoption. Any amendment to this Agreement shall be adopted and will be valid and binding on all Members and assignees of Financial Rights if:

(a) approved by the Members owning in the aggregate at least a majority of Membership Interests in the Company (a “Majority in Interest”) in the manner specified in Sections 8.02 or 8.03 hereof; and

(b) approved by any Member whose approval may be required by Section 7.03 hereof.

7.03. Limitations on Amendments. Notwithstanding the foregoing provisions of this Article VII, no amendment may:

(a) modify the order of distribution provided in Section 6.02 hereof without the prior written approval of each Member and assignee of Financial Rights adversely affected by such modification;

(b) except as provided in Section 4.07 hereof, modify the method provided in Article IV of determining distributions and allocations without the prior written approval of each Member and assignee of Financial Rights adversely affected by such modification; or

(c) amend this Article VII without the prior written approval of a Majority in Interest.

ARTICLE VIII. VOTING AND MEETINGS; GOVERNANCE; BYLAWS

8.01. Matters that Must be Approved by a Majority of the Membership Interests. The following matters must be submitted to the Members and approved by a Majority in Interest of the holders of Voting Percentage Interests:

(a) the sale, lease, license, transfer, or other disposition or series of dispositions of any material portion of the assets or business of the Company or the Operating Companies;

(b) the merger, exchange offer, reorganization, or consolidation of the Company or any of the Operating Companies into or with any entity other than the Company or any of the Operating Companies, or the acquisition by the Company or any of the Operating Companies of any securities, or making of any investments by the Company or any of the Operating Companies in any other business or entity, outside the ordinary course of business;

(c) a liquidation, dissolution, bankruptcy, or assignment for the benefit of creditors of the Company; and

(d) a fundamental change the nature of the Company’s business.

8.02 Matters that Must be Approved by a Majority of the Board. In addition to its general power and authority to manage the business of the Company, for the avoidance of doubt the following matters must be submitted to the Board and approved by a majority of the Governors:

(a) the approval of any investments by any person or entity into the Company, or any Operating Companies, whether by equity or debt, and/or the issuance or sale by the Company or Operating Companies of any interests or securities of the Company or any of the Operating Companies;

(b) the authorization of any borrowing by the Company or any of the Operating Companies or any refinancing, renewals, extensions, or restructuring thereof or guaranty the payment thereof, except in the Ordinary Course of Business in an aggregate of not more than one million dollars ($1,000,000) for the Company and the Operating Companies combined;

(c) the guaranty of payment of any indebtedness by the Company or any of the Operating Companies of any Person other than the Company or any of the Operating Companies;

(d) the setting of salary, bonus, benefits, or other compensation payable by the Company to any management employee, managers, and Members of the Company; and

(e) the creation and issuance of any profits interests or profits interest plan or bonus plan related to the sale or liquidation of the Company.

8.03 Meetings of Members. A meeting of the Members may be called by any Member or Members owning in the aggregate a fifteen percent (15%) or more of the Voting Percentage Interests in the Company for the purpose of considering amendments to this Agreement for any other purpose relevant to the business of the Company. Any matters voted upon at such meeting shall be approved upon the affirmative vote of the Members owning the requisite Membership Interest in the Company.

8.04 Management of the Company. The Company shall be managed by a Board of Governors, as more fully set forth in the Company’s Bylaws, a copy of which is attached hereto as Exhibit C and incorporated herein by reference. The number of Governors shall be set from time to time by Members owning a majority of the Membership Interests, but shall be no less than three (3). The current Governors are Timothy Krieger, David B. Johnson, William Henneman and William Goblirsch.

8.05 Company Managers. The Company shall have Managers, as more fully set forth in the Company’s Bylaws. The current Chief Manager is Timothy Krieger and the current Treasurer shall be Wiley H. Sharp III.

8.06 Priority of this Agreement. In the case of any contradiction between the provisions of this Agreement and the Bylaws, this Agreement shall govern.

ARTICLE IX MISCELLANEOUS

9.01 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, and permitted assigns.

9.02 Severability. In the event of any conflict between a provision of this Agreement and any provision of the Act not subject to variation by this Agreement, the provisions of the Act shall govern. If any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect, such provision shall be fully severable and this Agreement shall be construed and enforced as if such invalid, illegal, or unenforceable provision had never comprised a part of this Agreement and the validity, legality, and enforceability of the remaining provisions shall in no way be affected or impaired. Furthermore, in lieu of such invalid, illegal, or unenforceable provision, there will be added automatically as a part of this Agreement a provision as similar in terms to such invalid, illegal, or unenforceable provision as may be possible and still be valid, legal, and enforceable.

9.03 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute a single Agreement, or by the execution of a separate agreement under the terms of which the person executing such separate agreement specifically undertakes to be bound by the terms and conditions of this Agreement.

9.04 Applicable Law. All questions relating to the validity, performance, enforcement, and interpretation of this Agreement and the rights of Members and assignees of Financial Rights hereunder shall be governed by the laws of the State of Minnesota.

9.05 Notices. All notices provided for herein shall be in writing and shall be sent by first class prepaid registered or certified mail to the Company at the Company’s principal office and to the Members at their respective addresses set forth in the Company’s required records. Any Member or the Company may, at any time by giving five (5) days’ prior written notice to the other Members and the Company, designate any other address in substitution of the foregoing address to which such notice will be given. Notice by mail is given when deposited in the United States mail with sufficient postage affixed. Notice is considered received when given.

9.06 Equitable Relief; Attorneys’ Fees. The parties agree that the remedy of damages at law for a violation by a Member or assignee of Financial Rights of any of the terms or conditions of this Agreement is an inadequate remedy. In recognition of the irreparable harm that such a violation would cause the Company and its Members, the Members agree that in addition to any other remedies or relief afforded by law, the Company and/or one or more of its Members may obtain an injunction against an actual or threatened violation or may obtain an order compelling the Member to specifically perform any provisions of this Agreement, without the need for the Company to post any bond or other security, it being the understanding of the parties that both damages and an injunction or order of specific performance shall be proper modes of relief and are not to be considered alternative remedies. In the event of any such actual or threatened violation, the violating Member agrees to pay the costs, expenses, and reasonable attorneys’ fees incurred by the Company and its Members in pursuing any of its/their rights with respect to such actual or threatened violation, in addition to the actual damages sustained by the Company and/or its Members as a result thereof.

9.07 No Expectation of Employment. NO MEMBER AND NO OWNER OF ANY MEMBER HAS ANY EXPECTATION OR RIGHT TO CONTINUING EMPLOYMENT BASED ON HIS OR HER DIRECT OR INDIRECT OWNERSHIP OF ANY MEMBERSHIP INTEREST, GOVERNANCE RIGHTS, OR FINANCIALS RIGHTS. THE COMPANY SHALL HAVE NO OBLIGATION TO EMPLOY OR CONTINUE TO EMPLOY ANY PERSON, REGARDLESS OF SUCH PERSON’S OWNERSHIP IN THE COMPANY, WHETHER DIRECT OR INDIRECT.

9.08 Units; Certificates. Each person’s interest shall be denominated in Units, and the relative rights, privileges, preferences and obligations with respect to each person’s interest and Units shall be determined under this Agreement based upon the number and class of Units held by each person. The Company shall, as of the date hereof, have two classes of Units: Common Units, which represent Governance Rights and Financial Rights, and Preferred Units, which represent Financial Rights only and which have the limited right to receive the Hanson Guaranteed Payments and distributions in liquidation in respect of a Member’s positive Capital Account balance, set forth respectively in Sections 4.08 and 6.02(c) hereof. The Board has the power and authority to establish additional classes of Units, with such designations, rights, privileges, preferences and obligations as it may determine from time to time.

Units shall be evidenced by certificates, in the form approved by the Board, and such certificates shall be securities governed by Article 8 of the Uniform Commercial Code and shall bear the following legend: This Certificate Evidences an Interest in TWIN CITES POWER HOLDINGS, LLC and Shall be a Security for Purposes of Article 8 of the Uniform Commercial Code. The form of certificate evidencing ownership of membership interest shall be as approved by the Members from time to time. Unit Certificates need not bear a seal of the Company but shall be signed by the Chief Manager and the Secretary of the Company certifying the number and class and series of units/membership interests represented by such unit certificate. Unit certificates, if more than one, shall be consecutively numbered and shall be entered into the books of the Company as they are issued. Each unit certificate shall bear a legend on the reverse side thereof stating:

This security has not been registered under the securities exchange act of 1933, as amended (the “securities Act”) and may not be offered or sold unless it has been registered under the securities act or unless an exemption from registration is available (and, in such case, an opinion of counsel reasonably satisfactory to the company shall have been delivered to the company to the effect that such offer or sale is not required to be registered under the securities act). This security is subject to certain agreements and other terms and conditions set forth in that certain member control agreement dated November 14, 2011, AS AMENDED FROM TIME TO TIME, a copy of which agreement is on file with the secretary of the company.

9.09 Exculpation and Indemnification.

(a) Exculpation. Notwithstanding any other provision so this Agreement, whether express or implied, or obligation or duty at law or in equity, no Covered Person, nor any former Covered Person, shall be liable to the Company or any other person for any act or omission (in relation to the management of the Company, its property or the conduct of its business or affairs, this Agreement, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted by a Covered Person in the reasonable belief that such act or omission is in or is not contrary to the best interests of the Company and is within the scope of authority granted to such Covered Person by this Agreement, provided that nothing herein shall limit the liability of any Person for fraud, willful misconduct, bad faith, gross negligence or breach of this Agreement.

(b) Mandatory Indemnification. To the fullest extent permitted by law and the Act, the Company shall indemnify and hold harmless each Covered Person and each former Covered Person from and against any and all Claims in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the Company. A Covered Person or former Covered Person shall not be entitled to indemnification under this Section 9.09. with respect to (i) such Covered Person’s fraud, willful misconduct, bad faith, gross negligence or breach of this Agreement or (ii) any Claim initiated by such Covered Person unless such Claim or part thereof (A) was brought to enforce such Covered Person’s rights to indemnification hereunder, or (B) was authorized or consented to by the Board.

(c) No Presumptions Resulting From Termination of Actions. The determination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the person did not establish that the person did not meet the criteria set forth in Section 9.09.

(d) Advance Payment. Expenses incurred by a Covered Person in defending any Claim shall be paid by the Company in advance of the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of such Covered person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by the Company as authorized by this Section 9.09.

(e) Continuance of Indemnification. The indemnification provided by this Section 9.09. shall continue as to a Person who has ceased to be a Governor, Manager, employee, or agent and shall inure to the benefits of the heirs, executors, and administrators of such a Person.

(f) Cumulative rights; No Exclusive Remedy. The indemnification provided by this Section 9.09. shall not exclude any other right to which a Covered Person may be entitled under any agreement, vote of the Members or disinterested Governors, or otherwise, and shall not imply that the Company may not provide lawful indemnification not expressly provided for in this Section 9.09. Nothing contained in this Section 9.09. shall affect any rights to indemnification to which a Covered Person may be entitled by any agreement, as a matter of law or equity or otherwise and the indemnification provided by this Section 9.09. shall be in addition to any other rights to which a Covered Person may be entitled under any agreement, as a matter of law or equity or otherwise.

(g) Insurance. The Company shall purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the company as a director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, provided, that no indemnification shall be made under any policy of insurance for any act which could not be indemnified by the Company under this Section 9.09.

(h) Notice of Indemnification. If, under this Section 9.09, any expenses or other amounts are paid by way of indemnification, otherwise than by court order or action by the Members, the Company shall, not later than the next meeting of Members unless such meeting is held within three (3) months from the date of such payment, and in any event, within fifteen (15) months from the date of such payment, mail to its Members of record at the time entitled to vote for the election of directors a statement specifying the persons paid, the amounts paid, and the nature and status of the litigation or threatened litigation at the time of such payment.

(i) Amendments. Any repeal or modification of this Section 9.09 shall not adversely affect any rights of such Covered Person pursuant to this Section 9.09, including the right to indemnification and to the advancement of expenses of a Covered Person existing at the time of such repeal or modification and respect to any acts or omissions occurring prior to such repeal or modification.

(j) Successors and Assigns. The provisions of this Section 9.09 shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of each Covered Person.

(k) Covered Person. A Covered Person is any Member, Manager, employee, or agent of the Company.

9.10 Confidentiality; Noncompetition. In consideration of the opportunity to share in the profits of the Business, each Member agrees that, while he, she or it is a Member, and for one year after the termination of Membership status, regardless of how or why Membership is terminated, the Member shall not engage in, as owner, member, employee, consultant, advisor, director, officer, governor, or any other capacity, in the business of energy trading and energy futures trading in the United States and Canada. Each Member acknowledges that this is a reasonable restriction on such Member’s future activities; that such Member has adequate skills and knowledge to pursue other opportunities; and that this restriction may be enforced by equitable relief, including injunction, without the need for the Company to post any bond or other security.

9.11 Original Effectiveness. The Original Agreement became effective on the first business day immediately following the day on which the United States Federal Energy Regulatory Commission approved the transactions contemplated by the Reorganization Agreement.

9.12 Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. Transmission by a party of his or its facsimile or electronic “pdf” signature shall bind such party in the same manner as if such party’s original signature had been delivered.

IN WITNESS WHEREOF, the parties hereto have executed this Member Control Agreement effective as of the day, month and year first above written.

COMPANY:
TWIN CITIES POWER HOLDINGS, LLC

By:	/s/ Timothy Krieger
Timothy Krieger
Its: CEO

MEMBERS:

/s/ Timothy Krieger
Timothy Krieger, individually

DBJ 2001 HOLDINGS, LLC

By:	/s/ David B. Johnson
David B. Johnson
Its: Chief Manager

/s/ John O. Hanson
John O. Hanson

EXHIBIT A

STATEMENT OF MEMBERSHIP INTERESTS

TWIN CITIES POWER HOLDINGS, LLC

Member	Units with Financial Rights	Units with Governance Rights	Voting Percentage	Percentage Interest
Timothy S. Krieger	4,435	4,435	89.42%	89.42%
DBJ 2001 Holdings, LLC	525	525	10.58%	10.58%
John O. Hanson (1)	496	–	0.00%	0.00%
Total	5,456	4,960	100.00%	100.00%

___________________

(1) Pursuant to Section 4.01(d), the Hanson Financial Units shall be disregarded for purposes of computing the Percentage Interest for all distributions and allocations, and Hanson shall only be entitled to receive the Hanson Guaranteed Payments and share in distributions in liquidation in respect of the positive balance in his Capital Account.

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EXHIBIT B

CAPITALIZED TERMS

Unless otherwise required, when used in this Agreement, the terms listed in this Exhibit B shall have the following meanings:

(a) “Act” means the Minnesota Limited Liability Company Act contained in Minnesota Statutes Chapter 322B.

(b) “Agreement” means this Member Control Agreement as hereinafter amended from time to time, including any schedules and exhibits hereto.

(c) “Assignment” means to sell, assign, make a gift of, pledge, or otherwise transfer or encumber, whether voluntary or by operation of law.

(d) “Board” or “Board of Governors” means the board of governors of the Company.

(e) “Capital Account” means the account of a Member owning Financial Rights or of an assignee of the Financial Rights of a Member which is established and maintained in accordance with Section 2.08 hereof.

(f) “Cash of The Company Available For Distribution” shall mean the cash received by the Company from all sources less cash disbursements of every kind, and less such reserves for accrued expenses and working capital requirements as the Board of Governors in its sole discretion may from time to time set aside.

(g) “Code” means the Internal Revenue Code of 1986, as amended from time to time, or corresponding provisions of subsequent laws.

(h) “Company” means Twin Cities Power Holdings, LLC, a Minnesota limited liability company.

(i) “Company Accountants” means such firm of accountants as may be selected by the Board of Governors to prepare and/or audit the books of account of the Company.

(j) “Encumbrances” means any encumbrance of any kind whatsoever and includes any security interest, deed of trust, lien, judgment, tax lien, assessment, hypothecation, pledge, assignment, servitude, right of first refusal, voting rights, option, restriction, or burden or any other right or claim of others affecting the Membership Interest and any restrictive covenant or other agreement, restriction, or limitation.

(k) “FERC” means the United States Federal Energy Regulatory Commission.

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(l) “Financial Rights” means a Member’s right to share in allocations of income, gain, loss, deduction and credit, liquidating distributions, and distributions of the Cash of the Company Available for Distribution pursuant to the provisions of this Agreement.

(m) “Governance Rights” means all of a Member’s rights as a Member in the Company other than Financial Rights and the right to assign Financial Rights as provided herein.

(n) “Governor” means a natural person serving on the Board of Governors of the Company.

(o) “Manager” means a person elected, appointed, or otherwise designated as a Manager by the Board of Governors of the Company and any other person considered elected as a Manager pursuant to Section 322B.68 of the Act.

(p) “Member” means a person reflected in the Exhibit A hereof as the owner of Governance Rights in the Company and John O. Hanson with respect to the Hanson Financial Units.

(q) “Membership Interest” means a Member’s interest in the Company, represented by Units, which Units may encompass Financial Rights and/or Governance Rights.

(r) “Percentage Interest” means a Member’s ownership percentage for purposes of calculating distributions and allocations to Members pursuant to the terms of this Agreement and shall be as set forth on Exhibit A.

(s) “Preferred Units” mean the Hanson Financial Units.

(t) “Tax Matters Partner” has the meaning set forth in Section 3.09.

(u) “Units” shall be used to represent the limited liability company interests in the Company.

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